Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of the __ 1st ___ day of _March____________, _2021______ (the “Effective Date”), is made and entered into by and between Spectrum Global Solutions, Inc., a Nevada corporation (hereinafter referred to as the “Company”), located at 980 North Federal Hwy. Ste. 304 Boca Raton, Florida 33432 and Mark W. Porter of Os062 N. Mathewson, Geneva, Illinois 60134 (hereinafter referred to as “Employee”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, Company provides technology installation services, managed cyber security services, and staffing to the technology industry in North America, and abroad for US based organizations (“Business”). The definition of “Business” shall be deemed amended automatically to reflect any actual change in the Business after the Effective Date but prior to the date on which Employee ceases to be employed by Company;

WHEREAS, Employee is or will be one of Company’s key executive team members, with access to virtually all of Company’s Confidential Information, and with duties and responsibilities coextensive with virtually the entire actual and prospective scope of the Business. In Employee’s trusted role with Company, Employee has or will develop substantial business knowledge and expertise in the conduct of the Business and other Confidential Information;

WHEREAS, Employee recognizes and agrees that the enforceability of this Agreement and Employee’s agreement to be bound by the terms and conditions contained in this Agreement, including, but not limited to, the restrictive covenants (to the extent such covenants apply to Employee, as set forth herein), are essential for the protection of the Business, for the protection of Company’s goodwill and to prevent unfair competition and the improper use or disclosure of Confidential Information (including trade secrets);

WHEREAS, Employee recognizes that Company would not have agreed to employ or continue to employ Employee but for Employee’s agreement to enter into and abide by the terms of this Agreement and that Employee acknowledges he is receiving good and adequate consideration in connection with this Agreement; and

WHEREAS, Company has several divisions, subsidiaries, and certain relationships with related companies and other affiliates, joint venture partners, or other entities licensed to use Company’s technology (each, an “Affiliate”). To the extent Employee is assigned to an Affiliate by Company, performs services for an Affiliate, and/or has access to confidential or proprietary information of an Affiliate, the term “Company” as used in this Agreement only, shall be deemed to include not only HWN, Inc., but shall also be deemed to include any other Affiliate to which Employee is assigned, for which Employee performs any services, and/or about which Employee is exposed to confidential or proprietary information during Employee’s employment relationship with Company.

NOW, THEREFORE, in consideration of Employee’s continued employment as President and Chief Executive Officer of the Company, the payment of compensation and benefits for such employment, and in recognition of the fact that Employee will have access to Trade Secrets and Confidential Information (as defined below) of the Company and its affiliates and customers, Employee and the Company hereby acknowledge, represent and agree as follows:

1. Term. The “Initial Term” of this Agreement shall be deemed to have begun on the Effective Date and shall continue for five (5) years thereafter, unless terminated sooner in accordance with Section 4 below. This Agreement and Employee’s employment shall be extended for additional consecutive periods of two (2) years after the Initial Term (each a “Renewal Term”) unless either the Company or Employee delivers written notice to other electing not to continue Employee’s employment beyond the Initial Term or the then current Renewal Term, as applicable, no later than ninety days prior to the end of the Initial Term or then current Renewal Term, as applicable. The Initial Term and all Renewal Terms are referred to collectively herein as the “Term.”

2. Compensation. During the Term, Employee shall receive the following compensation:

(a) Base Salary. The Company shall pay Employee, as President and Chief Executive Officer, an annual salary of $375,000.00 (the “Base Salary”), paid in installments in accordance with the Company’s normal payroll practices (subject to appropriate withholdings). The Company may, in the sole discretion of the Board of Directors of the Company (the “Board”), review and increase, but not decrease, Employee’s Base Salary from time to time. Solely at Employee’s discretion, Employee may, but is not required to, agree to accept a lesser annual salary if in Employee’s opinion, doing so would further the Company’s future business plans for growth or other opportunity.

(b) Target Annual Bonus. Employee shall be eligible to receive additional compensation in the form of an annual cash bonus (the “Target Annual Bonus”) based on the Company’s achievement of certain performance targets and subject in all respects to the specific terms and conditions set forth on Exhibit A hereto. All determinations relating to the performance targets applicable to the Target Annual Bonus for each year shall be made in the discretion of the Board or such person or committee to which such authority has been granted by the Board, with input from Employee, and the extent to which such targets have been achieved for each year shall be made in the reasonable discretion of the Board. The performance targets for calendar year 2021 are set forth on Exhibit A and for such year may not be amended without the written consent of Employee. Exhibit A shall be amended for each year subsequent to 2021 based on the determination of the Board or committee as provided above. The amount of the Target Annual Bonus that will be earned if all performance targets are achieved for each year (the “Target Annual Bonus Percentage”) shall be set forth on Exhibit A, which may not be less than five percent (5%) of EBITDA for the applicable year, and once established for any year such Target Annual Bonus Percentage may not be decreased without the written consent of Employee. Subject to Section 4(e)(i)(C), each Target Annual Bonus, if any, shall be awarded in, and is conditioned upon Employee’s employment on the first day of the fiscal year immediately following the fiscal year in which the applicable performance targets were achieved, and shall be paid on the earlier of (i) the date that is thirty (30) days after the Company receives from its auditors the final audited financial statements of the Company for the fiscal year in which the applicable performance targets were achieved, and (ii) March 31 of the fiscal year following the fiscal year in which the applicable performance targets were achieved. Employee is not guaranteed any minimum Target Annual Bonus. This Agreement shall not affect Employee’s rights to any bonus or incentive compensation for calendar year 2020.

(c) Vacation. Employee shall be entitled to six (6) weeks of paid vacation per year (prorated for partial years), to be accrued in accordance with the Company’s normal practices and to such paid holidays as are observed by the Company from time to time. Subject to applicable law, paid vacation that is not used in a year may not be carried over to a subsequent year. For purposes of this Section 2(c), “year” means the 12-month period the Company uses administratively for purposes of vacation records. Employee’s vacation entitlement for the remainder of the current vacation year shall be reduced by the number of vacation days taken by Employee during the current year before the date of this Agreement.

(d) Welfare and Retirement Benefits. Employee shall be eligible to participate in each of the Company’s employee benefit plans and programs, in accordance with the terms thereof, that the Company offers to similarly situated employees, if any, for so long as the Company shall continue to offer said plans and programs, and subject to Employee’s payment of any required contributions.

(e) Company Obligations. Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, deferred compensation, employee benefit, equity incentive or stock or stock option program or plan in accordance with their terms.

(f) Tax Withholding. The Company shall withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Except where the Company is so required to withhold any such taxes, Employee shall be responsible for any and all federal, state, city or other taxes that arise out of any compensation, benefits or amounts payable to Employee hereunder.

(g) Car Allowance. The Company shall provide Employee with a $2,500.00 per month car allowance which shall be paid to Employee through the Company’s payroll system and reported as income on Employee’s year-end W-2 Form.

3. Expenses. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable and documented business expenses Employee incurs in accordance with the policies and procedures established by the Company from time to time, provided that Employee properly accounts therefor in accordance with Company policy, as may be amended from time to time.

(a) Country Club Membership. The parties acknowledge and agree that Employee is currently a member at the ______ County Club, which membership dues for the 2021 calendar year total $___ per year, and at which Country Club Employee regularly entertains current and prospective clients of the Company for business purposes. Employee shall have the right, but not the obligation. To convert Employee’s personal membership to a corporate membership in the Company’s name, at which time all related membership and other dues and expenses related to the corporate membership shall be paid for by the Company. In the alternative, Employee shall have the right, to submit an amount equal to fifty percent (50%) of Employee’s monthly membership dues for reimbursement by the Company as an approved business expense.

4. Termination and Termination Compensation.

(a) General. This Agreement and Employee’s employment with the Company hereunder shall be terminated prior to the end of the Term (i) automatically upon the death of Employee, (ii) at any time by the Company in the event of Employee’s Disability, subject to applicable law, (iii) voluntarily at any time by Employee upon ninety (90) days’ advance written notice to the Company, (iv) by Employee for Good Reason (as defined below); or (v) by the Company for Cause (as defined below).

(b) Definitions. For purposes of this Agreement:

(i) “Cause” means any of the following: (A) Employee’s material negligence, failure to perform or misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, or breach of any material provision of this Agreement or written rules or policies of the Company; (B) Employee’s conviction of or plea of guilty or nolo contendere to a crime constituting (1) a felony under the laws of the United States or any state thereof or (2) a misdemeanor involving moral turpitude, deceit or dishonesty, or conduct reasonably expected to result in such a conviction; (C) Employee engaging in fraudulent or criminal activity or misappropriation relating to the scope of Employee’s employment (whether or not prosecuted); (D) Employee’s breach of any fiduciary duty owed to the Company or its equity holders causing material harm to the Company or its equity holders; (E) habitual use of alcohol or drugs (whether or not at the workplace) or other conduct, whether or not related to Employee’s duties hereunder, that has a material adverse effect on Employee’s performance under this Agreement; (F) obtaining any material personal profit not disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, or in relation to, the Company or its subsidiaries; or (G) conduct which results in, or is reasonably expected to result in, the public disgrace, disrepute or economic harm of the Company or its subsidiaries in any material respect. Determination as to whether or not Cause exists for termination of Employee’s employment will be made by the Board in its reasonable discretion. In order for Employee to be terminated by the Company for Cause on account of an action or event described in clause (A) above, (x) Employee must be notified by the Company in writing within thirty (30) days of such event or action, and (y) the event or action must remain uncorrected by Employee for thirty (30) days following such notice (the “Cause Notice Period”)

(ii) “Disability” means, if the Company or any of its Affiliates sponsors a long-term disability plan that covers Employee, the standard such long-term disability plan uses to determine a participant’s eligibility for benefits. If Employee is not covered by such a long-term disability plan, then “Disability” means Employee’s physical or mental incapacity so as to be unable to perform Employee’s usual duties for the Company, and such incapacity is likely to be continuous for at least six (6) months or permanent, as determined by the Board, and in accordance with the Americans with Disabilities Act of 1990, as amended, and any state anti-discrimination law, as applicable, or does continue for no less than 180 days in any consecutive 365-day period.

(iii) “Good Reason” means any of the following: (A) a material breach by the Company of any material provision of this Agreement; (B) a material diminution in Employee’s overall authority, duties or responsibilities; or (C) the Company requiring Employee, without Employee’s prior consent, to physically relocate permanently more than 50 miles from Employee’s permanent residence in Geneva, Illinois, as of the date of this Agreement, excluding travel reasonably required in the performance of Employee’s duties hereunder. In order for Employee to resign for Good Reason, (x) the Company must be notified by Employee in writing within thirty (30) days of the event constituting Good Reason, (y) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Notice Period”), and (z) such resignation must occur within sixty (60) days after the expiration of the Notice Period. A reduction of Employee’s Base Salary by five percent or less, or a one-time across the board salary reduction affecting Employee and other executives of the Company or its Affiliates on a proportional basis shall not constitute a breach of this Agreement by the Company.

(c) Termination by the Company for Cause or Resignation by Employee without Good Reason.

(i) If, prior to the end of the Term, the Company terminates this Agreement and Employee’s employment hereunder for Cause or Employee terminates this Agreement and his employment hereunder without Good Reason, Employee shall be entitled to receive only the following compensation (collectively, the “Accrued Rights”):

(A) The Base Salary through the date of termination within ten (10) days of the effective date of termination of employment.

(B) Payment of any Target Annual Bonus (as described in Section 2(b)) earned for the fiscal year prior to the fiscal year in which the termination occurs that has not yet been paid upon the date set forth in Section 2(b) (Employee will not receive any Target Annual Bonus for the year in which the Agreement is terminated).

(C) Payment in respect of prorated vacation time (as described in Section 2(c)) accrued, but not used, during the year in which Employee is terminated within ten (10) days of the effective date of termination.

(D) Such employee benefits, if any, as to which Employee may be entitled under the terms of the employee benefit plans of the Company (as described in Section 2(d)).

(E) Such reimbursable business expenses as may be due and owing to Employee under Section 3, provided Employee (or Employee’s estate, in the case of Section 4(d)) submits a claim for such expenses within thirty (30) days after Employee’s employment is terminated, with payment made within ten (10) days of the submission by Employee of the claim for such expenses.

(d) Termination as a result of Death or Disability. If, prior to the end of the Term, this Agreement and Employee’s employment hereunder are terminated because of Employee’s death or Disability, Employee or Employee’s estate, as the case may be, shall receive as compensation the Accrued Rights.

(e) Termination by the Company without Cause, by Employee for Good Reason or Company’s failure to renew Term.

(i) If, prior to the end of the Term, the Company terminates this Agreement and Employee’s employment hereunder without Cause (other than by reason of Disability), if Employee terminates this Agreement and Employee’s employment hereunder for Good Reason or if the Company elects not to continue Employee’s employment beyond the Initial Term or any then current Renewal Term as provided in Section 1, the Employee shall receive the following compensation:

(A) The Accrued Rights (as modified in Section 4(e)(i)(C) below).

(B) Payment of a cash severance benefit equal to the Base Salary Employee would have earned, but for the termination, for twenty-four (24) months following the date of termination, which payment shall, subject to the Company’s receipt from Employee of the Release (as defined below) no later than the Release Deadline (as defined below), be made in twenty-four (24) equal monthly payments, beginning on the first payday that is at least seven (7) days after the Release Deadline (in accordance with the Company’s normal payroll cycle) and ending twenty-four (24) months after such first payment.

(C) Notwithstanding any other provision of this Agreement, payment of the Target Annual Bonus for the fiscal year in which termination of Employee’s employment occurs, prorated to the number of days Employee was employed during such fiscal year, payable at the same time the Target Annual Bonus would have been paid to Employee under Section 2(b) had Employee remained employed by the Company to the first day of the fiscal year immediately following termination of employment.

(D) In the Company’s sole discretion, either (I) continued enrollment, for a period of eighteen (18) months following the date of termination, in the health care benefit plans of the Company in which Employee was enrolled as of immediately prior to termination, with all monthly premiums (excluding any co-pay, co-insurance or deductible obligations) paid by the Company or, (II) for the twelve (12) month period following the termination of Employee’s employment, or such shorter period of time that Employee or any of Employee’s dependents is eligible for and elects continuation of group health coverage (in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or such other applicable law), an amount equal to the applicable COBRA premium during such period, provided that Employee timely elects COBRA continuation coverage and pays the applicable premiums thereunder, and further provided that any amounts payable to Employee hereunder shall be paid on an after-tax basis on the first regularly scheduled payroll date of each month for which such amount is payable. For purposes of clarity, (i) Employee shall be responsible for paying and remitting all continuation coverage premiums received pursuant to this Section 4(e)(i)(D)(II), even if the COBRA subsidy is received after the due date for remitting COBRA premiums, and (ii) the Company will not remit or be obligated to remit any payment to the insurers or administrators of such coverage.

(ii) As a condition to the receipt of the benefits set forth in clauses (i)(B) and (i)(C) of this Section 4(e), (A) Employee must execute, and deliver to the Company no later than forty-five (45) days after the termination date (such 45th day, the “Release Deadline”), a release, in the form attached as Exhibit B hereto or such other generally similar form as the Company may require in its reasonable discretion (the “Release”), releasing the Company, and its affiliates, officers, directors, employees, representatives, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee’s employment with the Company or the termination of such employment and (B) Employee must not revoke such Release.

(f) Additional Terms.

(i) Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under this Section 4 is owing, and the amounts due to Employee pursuant to Section 4 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual.

(ii) Nothing contained in this Section 4 shall be construed to be a waiver by Employee of any benefits accrued for or due to Employee under any employee benefit plan (as such term is defined in Employees’ Retirement Income Security Act of 1974, as amended) maintained by the Company.

(iii) The payment of any monies to Employee under this Agreement after the date of termination of Employee’s employment does not constitute an offer or a continuation of employment of Employee. In no event shall Employee represent or hold himself out to be an employee of the Company or any of its Affiliates after the date of such termination.

(v) All compensation paid under this Section 4 shall be subject to applicable withholdings.

(g) Resignations. Upon termination of Employee’s employment hereunder for any reason, Employee shall resign, effective as of the date of such termination and to the extent applicable, from any positions held with any Affiliates of the Company, however, may retain any position on the Board of Directors.

(h) Employee’s Continuing Obligations. Unless otherwise provided herein, Termination of Employee’s employment hereunder for any reason shall not terminate Employee’s obligations under Sections 4(i), 6, 7, 8, and 9 of this Agreement, each of which shall survive such termination.

(i) Assistance by Employee. During any period during which any severance benefits are being paid to Employee under this Agreement after the date of termination, Employee shall provide to the Company reasonable levels of assistance in answering questions concerning the business of the Company and its Affiliates, transition of responsibility, or litigation, provided that all out of pocket expenses Employee reasonably incurs in connection with such assistance shall be fully and promptly reimbursed by the Company, and any such assistance shall not interfere or conflict with the obligations which Employee may owe to any other employer.

5. Duties. During the Term, Employee shall serve as Chief Executive Officer of the Company, shall report to the Board, and shall have such duties and authority as shall be determined from time to time by the Board. Employee agrees to serve in the assigned position or in such other capacities as may be reasonably related to Employee’s role as Chief Executive Officer of the Company and its subsidiaries and as may be reasonably requested from time to time by the Company. Employee agrees to perform diligently and to the best of Employee’s abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to the assigned position as reasonably determined by the Company, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by the Board. Employee shall at all times comply with and be subject to such policies and procedures as the Company and its subsidiaries may establish from time to time.

6. Non-Competition; Non-Solicitation.

(a) Employee acknowledges that the Company is a sales and service-related business with a legitimate business interest in maintaining its customers and goodwill and protecting its trade secrets and other confidential information from disclosure or use for the benefit of others. In light of the foregoing and as part of the consideration for Employee’s continued employment and the compensation now or hereafter paid to Employee, Employee agrees as follows:

(i) to the fullest extent permitted by law during Employee’s employment with the Company, and after the date of termination of Employee’s employment for any reason, but not to exceed in any event seven (7) years from the Effective Date irrespective of the date of termination of Employee’s employment (the “Non-Compete Period”), the Employee will not directly or indirectly (for Employee’s benefit or as an agent, consultant or employee of, or otherwise on behalf of, any person) participate in the ownership, management, operation or control of, or be employed by, work for or provide consulting services to, any person or entity that is engaged in, or attempting to engage in any business in which the Company or its Affiliates is engaged or demonstrably has plans to engage as of the date of such termination, in the United States of America or any other country or territory in which the Company engages in such business as of the date of such termination (the “Restricted Business”), provided, however that the foregoing shall not prohibit Employee from being a passive owner or investor of not more than one percent of the equity securities of a publicly traded corporation engaged in the Restricted Business, so long as Employee has no active participation in the business of such corporation;

(ii) during the Non-Compete Period, Employee will not directly or indirectly (for Employee’s benefit or as an agent, consultant or employee of, or otherwise on behalf of, any person) solicit the employment or services of any Person Employed by the Company, hire any Person Employed by the Company, or induce, facilitate, aid or encourage any Person Employed by the Company (A) to discontinue his or her employment with the Company or any of its Affiliates, (B) to interfere with the activities or businesses of the Company or its Affiliates or (C) to engage in any of conduct that, if engaged in by Employee, would violate Section 6(a)(i) of this Agreement; provided, however, that a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any Person Employed by the Company will not be a breach of the restrictions in this Section 6(a)(ii) unless such solicitation is undertaken as a means to circumvent the restrictions contained in this Agreement. For purposes of this Section 6, the term “Person Employed by the Company” means any person who is or was an employee of the Company or any of its Affiliates at the time of, or within the six (6) months preceding the applicable restricted or prohibited conduct; and

(iii) during the Non-Compete Period, Employee will not directly or indirectly (for Employee’s benefit or as an agent, consultant or employee of, or otherwise on behalf of, any person) solicit, influence or attempt to influence any customers, distributors, vendors, licensors or suppliers of the Company or any of its Affiliates with whom Employee had contact during Employee’s employment to divert all or any part of their business from the Company or its subsidiaries to any other person or entity or in any way interfere with the relationship between any such customer, distributor, vendor, licensor or supplier and the Company or its Affiliates (including, without limitation, making any negative statements or communications about the Company or its Affiliates).

(b) Employee understands that the restrictions in Sections 6 and 7 of this Agreement may limit Employee’s ability to earn a livelihood in a business similar to the business in which Employee is presently involved, but agrees and hereby acknowledges that, as a member of the management group of the Company: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided under this Agreement, including without limitation, any amounts or benefits provided under Sections 2 and 4 of this Agreement, is sufficient to compensate Employee for the restrictions contained in Section 6 and 7 of this Agreement. In consideration of the foregoing and in light of Employee’s education, experience, skills and abilities, Employee agrees that Employee will not assert that, and it should not be considered that, any provisions of Sections 6 or 7 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. If, at the time of enforcement of Section 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(c) Notwithstanding anything to the contrary in this Section 6, if the Company fails to pay any amounts due to Employee under Section 4(c), Section 4(d) or Section 4(e)_on or after termination of Employee’s employment, and such default is not cured within ten (10) days after such payment is due, then Employee shall thereafter be relieved of and no longer be bound by any of the provisions of this Section 6. The application of this Section 6(c) shall not constitute a waiver by Employee of any other rights or remedies for failure to pay any amounts due to Employee under Section 4(c), Section 4(d) or Section 4(e).

7. Trade Secrets and Confidential Information.

(a) Employee’s employment with the Company creates a relationship of trust and confidence between the parties. Employee, during the term of employment under this Agreement, will have access to and become familiar with various trade secrets and other confidential information which are owned by, or otherwise are the exclusive property of, the Company or its subsidiaries and which, by way of illustration, but not limitation, include formulas, devices, processes, data, know-how, patents and other intellectual property, customer lists (names and addresses), customer data, compilations of information, price lists, rate structures, records (including customer service records), inventions, improvements, techniques, marketing plans, product plans, strategies, forecasts, specifications, information relating to the products, sales, services and business affairs of the Company and its subsidiaries or any customer or supplier of the Company or its subsidiaries, any information created, discovered or developed by or for the Company or its subsidiaries, or acquired by the Company or its subsidiaries, that has commercial value in the Company’s or its subsidiaries’ present or future businesses, specifications and any other information Employee has reason to know the Company or its subsidiaries would like to treat as confidential for any purpose (collectively the “Trade Secrets and Confidential Information”).

(b) Employee agrees that, during and after Employee’s employment with the Company, Employee will not use or disclose, or allow anyone else to use or disclose, any Trade Secrets or Confidential Information, except as may be necessary in the performance of Employee’s employment with the Company or as may be authorized in advance in writing by appropriate officials of the Company. Employee agrees to keep all Trade Secrets and Confidential Information secret whether or not any document containing such information is marked confidential.

(c) Employee hereby acknowledges and agrees that (i) nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); (ii) this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; and (iii) this Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

8. Company Property. All rights, title and interest in all records, documents or files concerning the business of the Company or its Affiliates, including, but not limited to, customer data, materials, processes, letters, Trade Secrets and Confidential Information, or other written or electronically recorded material, whether or not produced by Employee, shall be and remain the property of the Company and its Affiliates. Upon termination of employment, Employee shall not have the right to remove any such records from the offices or premises of the Company or any of its subsidiaries. In addition, Employee agrees to return promptly to the Company all property that belongs to the Company or its subsidiaries and all records (in whatsoever form, format or medium) containing or related to Trade Secrets and Confidential Information.

9. Assignment and Disclosure of Inventions.

(a) Employee agrees to assign, and does hereby assign to the Company, all of his right, title and interest in and to all ideas, inventions, improvements, discoveries or technical developments, including software and applications, whether or not patentable, which he solely or jointly with others, may conceive or reduce to practice during the term of his employment (i) which are related in whole or in part, directly or indirectly, to the Company’s or its subsidiaries’ product line or services, research and development, or field of technological or industrial specialization, or (ii) in the course of utilization by the Company of Employee’s services in a technical or professional capacity in the areas of research, development, marketing, management, engineering or manufacturing, or (iii) pursuant to any project of which Employee is or was a participant or member that is or was either financed or directed by the Company or its subsidiaries, or (iv) at the Company’s or its subsidiaries’ expense, in whole or in part (collectively “Inventions”).

(b) Employee agrees to disclose promptly to the Board or its designee, all Inventions and to cooperate fully with the Company, both during and after employment, with respect to the procurement of patents, copyrights or other rights or protections for the establishment and maintenance of the Company’s or its designee’s rights and interests in said Inventions, and to sign all papers which the Company may deem necessary or desirable for the purpose of vesting the Company or its designees with such rights, the expenses thereof to be paid by the Company.

(c) In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to mental or physical incapacity or any other cause (including Employee’s unwillingness), Employee hereby irrevocably, and in all jurisdictions for which this power of attorney may be necessary, designates and appoints the Company, and each of its duly authorized officers and agents, as Employee’s agent and attorney-in-fact to act for, and on Employee’s behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by Employee, and such appointment is acknowledged by Employee to be coupled with an interest and, therefore, is irrevocable.

10. Full Time Employment; Conflicts of Interest. Employee shall, while employed by the Company, devote Employee’s best efforts and his full time to the business of the Company and will not, without the express written permission of the Company, engage in any other business or activity for compensation or profit, whether as owner, employee, consultant or otherwise, except for the following activities, provided that they do not create a conflict of interest or otherwise interfere with the performance of Employee’s obligations under this Agreement: (a) management of Employee’s personal and family financial affairs and (b) service on the board of directors of charitable or other non-profit entities. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company’s or its Affiliates’ business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or its Affiliates, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that Employee shall not become involved in a conflict of interest with the Company or any of its Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s policies and procedures.

11. Injunction. In the event of a breach or a threatened breach of the provisions in this Agreement, the Company shall be entitled to specific performance, including, without limitation, an injunction restraining such breach, it being recognized that any injury arising from a breach would be irreparable and would have no adequate remedy at law; but nothing herein shall be construed as prohibiting the Company from enforcing its rights under this Agreement (which are not intended to be exclusive) or from pursuing any other remedy available for such breach or threatened breach at law or in equity. Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief pending determination of the dispute on the merits. In addition, in the event of an alleged breach or violation by Employee of Section 6 of this Agreement, the applicable Non-Compete Period set forth therein shall be tolled until such breach or violation has been cured. In the event that an action is commenced due to an actual, alleged or threatened breach of this Agreement, all costs of the dispute resolution contemplated by this Section 11 (including, without limitation, the attorneys’ fees of the parties) shall be borne by the party who is the least successful in such dispute resolution, which shall be determined by the court or other presiding party of competent jurisdiction for the controversy, dispute or claim in its resolution by comparing (a) the position asserted by each party on all disputed matters taken together to (b) the final decision of such presiding party on all disputed matters taken together.

12. Separateness; Construction. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13. Governing Law; Venue. This Agreement, its negotiation and any claims, disputes or causes of action relating hereto or thereto shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to any rule or principle that would otherwise require the application of the laws of any other jurisdiction. Each of the parties to this Agreement hereby agrees that the state and federal courts of Kane County, Illinois shall have exclusive jurisdiction to hear and determine any claims or disputes hereto pertaining directly or indirectly to this Agreement, and the parties hereby waive any objection that they may have to such venue, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum.

14. Entire Agreement. This Agreement, contains the entire agreement between the parties pertaining to the terms of Employee’s employment, non-competition, trade secrets and confidential documents and information of the Company and its Affiliates and supersedes any previous employment agreements or offer letters and any oral agreements, understandings or correspondence relating to Employee’s employment with the Company. No modification of this Agreement shall be binding upon the parties unless the same is in writing signed by the respective parties. This Agreement and all of the terms and conditions contained herein shall remain in full force during the period of Employee’s employment, in whatever capacity, notwithstanding any change in compensation.

15. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of the Company by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. Employee expressly consents to assignment of this Agreement in connection with any such acquisition or succession, and no such assignment shall relieve Employee of any of his obligations under this Agreement. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee, whether by operation of law or otherwise, without the prior written consent of the Company.

16. Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

17. Counterparts. This Agreement may be executed in one or more counterparts, and may transmitted in person or electronically (including by facsimile or e-mail), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

18. Code Section 409A.

(a) The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Code of 1986, as amended (“Section 409A”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Company determines in good faith that any amounts to be paid to Employee under this Agreement are subject to Section 409A, then the Company may, to the extent necessary, adjust the form and/or the timing of such payments as determined to be necessary or advisable to be in compliance with Section 409A. If any payment must be delayed to comply with Section 409A, then the deferred payment will be paid at the earliest practicable date permitted by Section 409A. Notwithstanding any provision of this agreement to the contrary, Employee acknowledges and agrees that the Company shall not be liable for, and nothing provided or contained in this agreement will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.

(b) For purposes of Section 409A, each severance payment, including each individual installment payment, shall be treated as a separate payment. Each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following the termination of Employee’s employment and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-l(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4); and (ii) to the extent possible, payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary separation pay exception as specified in Treas. Reg. § 1.409A-l(b)(9)(iii). Employee shall have no right to designate the date of any payment hereunder.

(c) For purposes of this Agreement, Employee will be considered to have experienced a termination of employment only if Employee has separated from service with the Company and all of its controlled group members within the meaning of Section 409A. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(l), (2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether Employee has separated from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(d) To the extent Employee is entitled to taxable reimbursements, such reimbursements shall be made only in accordance with the following conditions: the reimbursements shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred; the amount of reimbursements in one taxable year will not affect the amount of reimbursement available in another taxable year; and the right to reimbursements shall not be subject to liquidation or exchange for another benefit. To the extent the Company provides taxable fringe benefits to Employee, the Company shall annually impute the value of such benefits to Employee.

19. 280G. Notwithstanding anything in this Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Agreement, together with any payments or benefits under any other agreement or arrangement between the Company or its affiliates and Employee (the “Payments”), would otherwise constitute a “parachute payment” within the meaning of Section 280G of the Code, then, absent shareholder approval pursuant to the following sentence, the Payments shall be reduced to the extent necessary, so that, after taking into account all applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, Employee is in receipt of the greatest after-tax amount of such Payments, notwithstanding that all or a portion of such Payments may be taxable under Section 4999 of the Code. In the event that the Payments would otherwise be limited pursuant to the preceding sentence, the Company and its affiliates shall use their commercially reasonable efforts to seek shareholder approval pursuant to Treasury Regulations Section 1.280G-l (Q&A 7) to approve the full amount of the Payments due under this Agreement (without respect to the limitation imposed in the preceding sentence); provided, however, that in such event Employee shall reasonably cooperate with the Company and its affiliates and shall take all actions and execute such documents and instruments as shall be reasonably necessary to satisfy the requirements of the shareholder approval exception of Treasury Regulations Section 1.280G-l (Q&A 7), and further provided that no shareholder shall be obligated to vote in favor of any Payments described in this provision.

20. Legal Representation. The Company and Employee acknowledge and agree that each have requested the firm of ICE MILLER LLP to prepare this Agreement based on the instructions provided by both parties to ICE MILLER LLP, and thus ICE MILLER LLP is acting as a “scrivener” and is not representing either party with respect to the preparation of this Agreement. Both the Company and Employee have the opportunity to have separate legal counsel of their own choosing with respect to this Agreement but have determined not to do so.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

Spectrum Global Solutions, Inc.

By:	/s/ Daniel Sullivan
Name:	Daniel Sullivan
Title:	Chief Financial Officer

Employee:

Mark W. Porter

[Signature Page to Employment Agreement]

EXHIBIT A

TARGET ANNUAL BONUS TERMS AND CONDITIONS

If the company is profitable on an operating income basis, as defined by income from operations, excluding any financing fees such as factoring that may impact EBITDA, and excluding any one time fees related to financing and legal from sale or acquisition of assets, and corporate overhead defined as expenses related to maintaining SGSI as the public parent holding company, Porter shall be entitled to a minimum of $250,000.00 bonus paid in cash. Porter may elect to take the bonus in Restricted Stock Units (RSU) at his sole discretion. RSU will be issued at the average trading price for the 10 days prior to the date of issuance which shall be not less than 30 days from the end of the fiscal year.

Further, Porter shall be paid an additional cash bonus equal to 3% of EBITDA every quarter. This bonus will be paid within 45 days of the end of each quarter. Porter may elect, at his sole discretion, to take the bonus in stock or a combination of cash and stock. Stock price shall be equal to the average trading price for the 10 days prior to the date of issuance.

EXHIBIT B

FORM OF RELEASE

This Release is given by the undersigned (“Employee”) in accordance with that certain Employment Agreement between Employee and HWN, Inc. (the “Company”) dated ___________ ___, 20__(the “Employment Agreement”), and in exchange for the consideration provided for therein.

Employee acknowledges that _______________ ___, 20__was Employee’s last day of employment with the Company, for all purposes, including employee compensation and benefits.

Employee, on his own behalf and on behalf of his heirs, assigns, beneficiaries, spouses, personal representatives, executors, agents, and attorneys, hereby releases, acquits and forever discharges the Company, its respective subsidiaries and affiliated entities, and their respective officers, directors, agents, representatives, managers, attorneys, employees, stockholders, partners, members, principals, successors and assigns (collectively, the “Company Released Parties”) of and from any and all known or unknown claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, liquidated or contingent, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date of this release, including, but not limited to, those arising out of or in any way connected with Employee’s relationship with the Company or the conclusion of that relationship; claims or demands related to salary, bonuses, commissions, stock, stock options, other equity, or any ownership interests in the Company, or any of its subsidiaries or affiliated entities, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefits Protection Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, and the Rehabilitation Act and the Occupational Safety and Health Act of 1970 (in each case as amended); tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; libel; emotional distress; and breach of the implied covenant of good faith and fair dealing.

Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims.

Employee agrees that (a) this release is supported by valid consideration bargained for at arm’s length, including, without limitation, the payment of certain severance, and that such severance, which Employee will receive in exchange for signing and not later revoking this release, is in addition to anything of value to which Employee is already entitled, and (b) in the event Employee brings a claim covered by this release in which Employee seeks damages against any of the Company Released Parties or in the event Employee seeks to recover against any of the Company Released Parties in any claim that is not an Excluded Claim brought by a government agency on his behalf, this release shall serve as a complete defense to such claims. Employee represents and warrants that Employee has not filed any complaints, charges or lawsuits against any of the Company Released Parties concerning any matter as to which Employee has granted a release hereunder with any local, state or federal agency or court and that Employee covenants not to do so any time hereafter concerning any matter as to which Employee has granted a release hereunder, excluding the filing of any claims which Employee cannot legally waive, including any right to file a charge with a governmental agency or participate in or cooperate with (including providing documents or other information, without notice to the Company) a governmental agency investigation that cannot legally be waived (each an “Excluded Claim”). Employee acknowledges that any breach of this covenant makes Employee liable for damages thereby, and that if any agency or court assumes jurisdiction of any complaint, charge or lawsuit (including, without limitation, any class action covering Employee as a class member against any Company Released Party on behalf of Employee), Employee will request that such agency or court withdraw from the matter and will not accept, either directly or indirectly, any remedy obtained through the efforts of any such agency. This release does not prohibit Employee from cooperating with any public, private or governmental agency investigating or bringing claims against any Company Released Party. This release does not prohibit Employee from disclosing or reporting any matters that Employee is required by law to disclose or report to such agency or from bringing suit to challenge the effectiveness of a release of age discrimination claims under the Age Discrimination in Employment Act of 1967, as amended. This release does not include claims that arise after Employee signs this release, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, or other claims that cannot lawfully be released by private agreement.

This Release does not affect any claims Employee may have against any of the Company Released Parties (a) relating to any rights to indemnification, reimbursement or payment under any insurance policies maintained by or relating to the Company for coverage of Employee’s liability as a director or officer of the Company; (b) relating to payment of current payroll and benefits accrued in the ordinary course of business but unpaid in respect of Employee’s employment by the Company; (c) any right or claims that Employee may have to continued participation in the Company’s health plans pursuant to the terms and conditions of COBRA and (d) relating to any rights Employee has with respect to equity interests in the Company or any of its affiliates or subsidiaries.

Employee acknowledges that Employee has been given at least forty-five (45) days to consider this release thoroughly and that, by this release, Employee has been advised to consult with Employee’s personal attorney before signing below. If Employee signs and returns this release before the end of the forty-five (45) day period, Employee agrees that Employee’s acceptance of a shortened time period is knowing and voluntary, and that the Company Released Parties (or any of them) did not, through fraud, misrepresentation, a threat to withdraw or alter the offer before the consideration period expires or otherwise, improperly encourage Employee to sign.

Employee understands that Employee may revoke this release within seven (7) days after Employee signs it and that any revocation must be made in writing and submitted within such seven (7) day period to the Company. Employee further understands that if Employee revokes this release, Employee shall not be entitled to receive any of the severance benefit provided in Section 4(e)(i)(B) and (C) of the Employment Agreement. Employee understands that if Employee does not revoke this release within the seven (7) day period, it becomes irrevocable. Following the expiration of the revocation period and provided that Employee has not revoked the release, the severance benefit will be paid to Employee, less all applicable required withholdings, in accordance with the Employment Agreement.

Employee further acknowledges and agrees that if any provision of this release is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, then (i) the remainder of this release shall continue in full force and effect, (ii) any such court is expressly authorized to modify any such void, unlawful or unenforceable provision of this Release in lieu of severing such provision from this Release in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Release or by making such other modifications as it deems warranted to carry out the intent and agreement of Employee as embodied herein to the maximum extent permitted by law, and (iii) upon the request of any of the Company Released Parties, Employee shall execute a general release that is deemed valid and enforceable.

This Release shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to any conflict of law principle that would otherwise require the application of the laws of any other jurisdiction. Employee agrees that, in the event of a breach or threatened breach by Employee of any provision of this Release, the Company shall be entitled to seek equitable relief in addition to monetary damages or other forms of relief.

Name:	Mark Porter

Date: